Exhibit J(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 91 to Registration Statement No. 33-73824 on Form N-1A of our report dated November 22, 2016, relating to the financial statements and financial highlights of MM Select Bond and Income Asset Fund and MM Select Equity Asset Fund appearing in the Annual Report on Form N-CSR for the period ended September 30, 2016, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm”, “Experts” and “Other Disclosures” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

December 5, 2016